UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2005

MK RESOURCES COMPANY

(Exact name of registrant as specified in charter)

Delaware	0-23042	82-0487047
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 East South Temple, Suite 1225

Salt Lake City, Utah 84111

(801) 297-6900

(Address of Principal Executive Offices and Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01 Other Events

As previously announced, on May 2, 2005, MK Resources Company (“MK Resources”) entered into a share purchase agreement with Inmet Mining Corporation, a Canadian company (“Inmet”), to sell to Inmet a 70% interest in the Las Cruces project. As a result of this agreement, on June 1, 2005, Inmet filed with the Ontario Securities Commission a technical report (the “2005 Technical Report”) relating to the Las Cruces project in accordance with Canadian securities laws and National Instrument 43-101, Standards of Disclosure for Mineral Projects. The 2005 Technical Report was prepared by Pincock Allen & Holt (“PAH”), an independent engineering firm. The 2005 Technical Report updated a July 8, 2004 technical report (the “2004 Technical Report”) that was previously prepared by PAH for MK Resources.

The 2005 Technical Report contains the following summary of the ore reserves for the Las Cruces project:

Ore				Waste	Stripping Ratio
Category	Tonnes (x 1000)	Copper Grade (%)	Lbs. Copper (millions)	Tonnes (x 1000)	Waste: Ore
Proven	9,808	6.55	1,415
Probable	6,164	6.72	912

Proven+Probable	15,972	6.62	2,329	232,013	14.53

This summary reflects a 1.00% copper cutoff grade and includes allowance for dilution. Waste of marl and sandstone is based on wet tonnes.

These ore reserves reflect adjustments made by PAH to the proportions of proven and probable ore reserve categories to show the appropriate categorization of ore reserves. A total of 4.13 million tonnes of proven was reassigned to the probable category. The summary of ore reserves included in MK Resources’ Annual Report on Form 10-K for the year ended December 31, 2004 was based on the summary of ore reserves contained in the 2004 Technical Report, which incorrectly categorized ore reserves in a manner that was inconsistent with the categorization of the mineral resource data included in the 2004 Technical Report. In the 2005 Technical Report, PAH states that the adjustments do not change the total ore reserves from the amounts previously reported nor do they have any impact on the overall economic viability of the Las Cruces project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MK RESOURCES COMPANY

/s/ John C. Farmer
John C. Farmer
Chief Financial Officer and Secretary

Date: June 3, 2005